Exhibit 10.7

CONTRACT OF EMPLOYMENT

BY AND BETWEEN:	The Lion Electric Company 921 ch. de la Rivière-du-Nord Saint-Jérôme, Quebec J7Y 5G2
(hereinafter referred to as the “Employer”)

AND:	Nicolas Brunet
(hereinafter referred to as the “Employee”)

(hereinafter collectively referred to as the “Parties”)

RECITALS

THE PARTIES DECLARE AS FOLLOWS:

WHEREAS the Employer wishes to retain the services of the Employee, and the Employee wishes to offer his services to the Employer, in accordance with the terms set out in this Contract;

WHEREAS the Parties have had the opportunity to seek independent legal advice and have entered into this Contract of their own free will.

CONTRACT OF EMPLOYMENT

THE PARTIES AGREE AS FOLLOWS:

1.	RECITALS

The recitals form an integral part of this Contract.

2.	POSITION AND RESPONSIBILITIES

The Employee’s employment with the Employer will commence as soon as possible in early 2020, on a date to be determined by the Parties.

The Employer hires the Employee as Executive Vice-President/Vice-Président Exécutif.

The Employee will report to Marc Bédard, President.

In addition to the duties and responsibilities inherent in his position, the Employee will perform such mandates, tasks and responsibilities consistent with his position as may be assigned to him from time to time by the Employer. The Employer may modify the Employee’s mandates, duties and responsibilities to meet its needs.

3.	DUTIES AND OBLIGATIONS

The Employee declares that he is not bound to anyone, including his former employers, and has no obligations that are inconsistent with this Contract or likely to interfere with the performance of his duties for the Employer, including any non-competition or non-solicitation clause whatsoever.

The Employee represents that he has the skills and experience required to perform the duties and responsibilities of EVP.

The Employee undertakes to perform his duties in accordance with good practice and to respect the principles of professional ethics specific to his position.

The Employee undertakes to devote all of his time and effort to performing the duties and responsibilities of EVP for the Employer.

The Employee must act faithfully and honestly with respect to his Employer and may not engage in activities that are likely to create a conflict of interest with the activities of his Employer. In this regard, the Employee undertakes to immediately disclose to his direct supervisor any conflict of interest situation, whether real or potential.

4.	COMPENSATION

In consideration of the Employee’s performance of the obligations set out in this Contract, the Employee will receive an annual gross salary of $250,000. The Employer will pay the Employee his salary every two (2) weeks, net of any deductions provided for in the applicable laws as well as those agreed upon by the Parties.

The Employee shall devote the necessary time to ensuring sound management of the Employer’s affairs and productivity that meets the performance standards set by the Employer.

The Employee will be eligible for an annual bonus of 50% of his annual gross salary, in accordance with terms to be agreed upon by the Parties.

The Employee will be issued stock options of 2%, in accordance with the terms of the stock option plan provided to the Employee.

The Employer will provide the Employee with a computer, iPad and cell phone.

5.	REIMBURSEMENT OF EXPENSES

The Employer will reimburse the Employee for all reasonable expenses incurred by the Employee in the performance of his duties, upon presentation of supporting documents and in accordance with its policies outlined in the employee handbook.

6.	VACATION AND BENEFITS

The Employee will be entitled to statutory holidays consistent with applicable laws.

The Employee will be entitled to four weeks paid vacation per year, i.e., 8% accumulated between May 1 and April 30.

The annual vacation and all other leaves of absence must be taken in such a manner as not to interfere with the smooth operation of the Employer’s business and will be subject to the Employer’s approval.

The Employer will provide the Employee with insurance coverage in accordance with its group insurance policy from the fourth month. The terms and conditions of the group insurance policy are set out in the employee handbook.

7.	TERM

This Contract is for an indefinite term.

8.	CONFIDENTIAL INFORMATION AND INTELLECTUAL PROPERTY

The Employee acknowledges that his duties, past, present and future, are of a privileged nature and that, as a result, he may obtain and have access to certain confidential information concerning the manner in which the Employer’s business is conducted.

For the purposes of this Contract, the expression “confidential information” includes, in particular:

products, designs, formulas, sketches, processes and composition of such products, as well as the raw materials and ingredients of any kind used in their manufacture;

technical knowledge and methods, quality control procedures, product defect inspection methods, laboratory and testing methods, electronic data processing programs and systems, manufacturing processes, plans, drawings, testing and test reports, software;

equipment, machinery, devices, tools, instruments and accessories;

financial information, production cost data, marketing strategies, business plans, contracts, Employer’s sources of financing, raw material procurement, supplier, employee and client lists and related information, marketing plans, sales techniques and policies, including pricing policies, sales and distribution data, and current or future development plans; and

research, experiments, inventions, discoveries, developments, improvements, ideas, trade secrets and know how.

The Employee acknowledges that all such confidential information is not only confidential, but that the confidentiality of such information is critical to the smooth conduct of the Employer’s business and that such information constitutes a right of ownership that must be respected and which the Employer has the right to protect.

The Employee acknowledges that all improvements, discoveries, ideas and inventions made or conceived by him, alone or in cooperation with others, and whether or not patentable, while employed by the Employer, will be the full and exclusive property of the Employer and are hereby assigned to the Employer. At the Employer’s request and expense, the Employee will assist the Employer or its representatives in obtaining patents in Canada or such other countries as the Employer may designate to protect its improvements, discoveries, ideas and inventions.

If the Employee’s employment is terminated for any reason whatsoever, the Employee will promptly return to the Employer all of the Employer’s documents relating to his employment or containing any confidential information of the Employer or other companies with which the Employer has business dealings, whether prepared by the Employee or in his possession or control.

Upon termination of employment, the Employee will return to the Employer all equipment, files, software or other property belonging to the Employer. The Employee will not retain any written or tangible material (whether in paper or electronic form) containing or reflecting the Employer’s confidential information.

9.	CONFIDENTIALITY AND NON-SOLICITATION CLAUSES

The Employee acknowledges that there is stiff competition in the industry in which the Employer operates and that during his employment with the Employer, he will acquire in-depth knowledge of the confidential information of the Employer.

Confidentiality clause. The Employee acknowledges that the confidentiality of the Employer’s confidential information is critical to the Employer’s success and that the Employer has invested substantial time, money and effort in developing such confidential information. Therefore, during the term of his employment and after termination thereof, the Employee undertakes not to reproduce, publish, use, disclose, show or otherwise communicate to any person or entity any of the Employer’s confidential information, unless the Employer expressly permits or instructs him to do so. This confidentiality clause applies until the confidential information becomes generally known to the public through an act of the Employer or another source, unless it becomes known to the public through the fault of one of the Employer’s employees.

Non-solicitation clause. For as long as the Employee is employed by the Employer and thereafter, the Employee shall not, for any reason whatsoever, whether justified or not, directly or indirectly, personally or through a third party, whether such third party is an individual, company or corporation, solicit the services or encourage the departure of or recommend one of the Employer’s employees to a third party for employment.

10.	SEVERANCE PAY

In the event that the Employer wishes to terminate the Employee’s employment without cause, the Employer shall pay the Employee severance pay equivalent to twelve months’ salary.

11.	NON-WAIVER CLAUSE

The failure of either Party to exercise any right or remedy upon the failure by the other Party to perform or comply with any provision of this Contract in no way constitutes a waiver of such rights or remedies in the future.

12.	EMPLOYEE HANDBOOK

The Employee will be governed by the terms and conditions of employment and the policies and procedures set out in the employee handbook, a copy of which is attached to this Contract of Employment. The Employee confirms that he has read and agrees to comply with the employee handbook.

13.	COUNTERPARTS

This Contract will be executed in two counterparts, one for the Employer and one for the Employee. While each counterpart is deemed to be an original, the two executed counterparts constitute one and the same Contract.

14.	SUCCESSORS AND ASSIGNS

This Contract is binding on the Parties and their respective beneficiaries, heirs, executors, administrators, successors and permitted assigns.

15.	GOVERNING LAW

This Contract is governed by and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

The Parties agree to attorn to the jurisdiction of the courts of Quebec.

16.	HEADINGS

The headings of the articles of this Contract are inserted for convenience of reference only and do not affect the construction or interpretation of the articles to which they refer.

17.	SEVERABILITY

The invalidity of any provision of this Contract will not in any way affect or invalidate any other provision of this Contract.

18.	GENDER AND NUMBER

Where the context requires, the singular includes the plural and vice versa, and the masculine gender includes the feminine and neuter genders and vice versa.

19.	PRIOR AGREEMENTS

This Contract cancels and replaces all prior contracts or agreements, written or otherwise, between the Parties regarding the Employee’s employment.

20.	AMENDMENTS

This Contract may be amended only by written instrument duly executed by each of the Parties hereto.

The Parties acknowledge and declare that they have received a copy of this Contract, which has been negotiated in good faith between the Parties. The Employee further acknowledges having read and understood, and received explanations on the effects of this Contract, and agrees to the terms and conditions hereof.

IN WITNESS WHEREOF, THE PARTIES HAVE SIGNED, AT SAINT-JÉRÔME, THIS      DAY OF DECEMBER 2019.

The Lion Electric Company

[SIGNATURE]
Nicolas Brunet	Date
EVP

[SIGNATURE]	12/11/2019
Marc Bédard	Date
President